EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form F-3 of Gold Standard Ventures Corp. of our report dated April 28, 2014, relating to the consolidated financial statements of Gold Standard Ventures Corp., which comprise the consolidated statements of financial position of Gold Standard Ventures Corp. as at December 31, 2013 and 2012 and the consolidated statements of comprehensive loss, cash flows and changes in shareholders’ equity for the years ended December 31, 2013, 2012 and 2011 which appears in Form 20-F of Gold Standard Ventures Corp. dated April 28, 2014.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

 "DAVIDSON & COMPANY LLP"
Vancouver, Canada	Chartered Accountants

June 13, 2014